PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-95807
(To Prospectus dated March 11, 2009)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Telecom HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 11, 2009 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Telecom HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
AT&T Inc.	T	50.7721	NYSE
BCE Inc.	BCE	4.5750	NYSE
CenturyLink, Inc.	CTL	2.1374	NYSE
Cincinnati Bell Inc.	CBB	2.0000	NYSE
Frontier Communications Corporation(1)	FTR	5.17888	NYSE
Level 3 Communications, Inc.	LVLT	3.0000	NASDAQ GS
Qwest Communications International Inc.	Q	12.9173	NYSE
Special Common Shares ‘TDS’	TDS.S	1.0000	NYSE
Sprint Nextel Corporation	S	16.6050	NYSE
Telephone and Data Systems, Inc.	TDS	1.0000	NYSE
Verizon Communications Inc.(1)	VZ	21.7600	NYSE
Windstream Corporation	WIN	2.0679	NASDAQ GS

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(1) As a result of the spin-off of Frontier Communications Corporation from Verizon Communications Inc., a component of the Telecom HOLDRS Trust, Frontier Communications Corporation will be added as an underlying security of the Telecom HOLDRS Trust effective July 8, 2010.  Shareholders of Verizon Communications Inc. will receive 0.238 shares of Frontier Communications Corporation.  The Bank of New York Mellon will receive 5.17888 shares of Frontier Communications Corporation for the 21.76 shares of Verizon Communications Inc. per 100 share round-lot of Telecom HOLDRS.  Effective July 8, 2010, 5.17888 shares of Frontier Communications Corporation will be required for creations/cancellations per 100 share round-lot of Telecom HOLDRS.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 11, 2010.